EXHIBIT 10.33

Nonemployee Director Deferred Compensation Plan
Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc.
Nonemployee Director Deferred Compensation Plan

Isle of Capri Casinos, Inc.
Nonemployee Director Deferred Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of the Plan. Isle of Capri Casinos, Inc. (the “Company”) hereby establishes a deferred compensation plan to be known as the “Isle of Capri Casinos, Inc. Nonemployee Director Deferred Compensation Plan” (the “Plan”), as set forth in this document. The Plan was approved by the Board of Directors of the Company on January 11, 2005, to be effective as of the effectiveness of the Plan’s registration statement filed on Form S-8 with the Securities and Exchange Commission (the “Effective Date”).

1.2 Purpose of the Plan. The purpose of the Plan is to provide Nonemployee Directors (as defined below) of the Company the opportunity to voluntarily defer all or a portion of their Compensation, subject to the terms of the Plan, and to provide such directors with additional opportunity to invest in stock of the Company.

Article 2. Definitions

Whenever used in the Plan, the fol-lowing terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a) “Board” or “Board of Directors” means the Board of Directors of the Company.

(b) “Change in Control” shall mean the acquisition of any person or group (as that term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated pursuant to the Exchange Act) in a single transaction or a series of transactions of 35% or more in voting power of the outstanding stock of the Company, and a change in the composition of the Board so that, within two years after the acquisition took place, a majority of the members of the Board, or of any corporation with which the Company may be consolidated or merged, are persons who were not directors or officers of the Company or one of its subsidiaries immediately prior to the acquisition, or the first of a series of transactions which resulted in the acquisition of 35% or more in voting power of the outstanding stock of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Stock Option and Compensation Committee of the Board of Directors of the Company or any other committee appointed by the Board to administer the Plan; provided, however, that each of the members of any such committee acting with respect to the Plan shall be a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e) “Company” means Isle of Capri Casinos, Inc., a Delaware corporation, and any successor by merger, consolidation, or otherwise.

(f) “Compensation” means all remuneration payable to a Nonemployee Director for services to the Company as a Nonemployee Director, other than reimbursement for expenses, and shall include retainer fees for service on the Board, fees for serving as chairman of a committee of the Board, fees for attendance at meetings of the Board and any committees thereof, compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee thereof, or a member of the Company’s Chief Executive Office or the Chairman of the Board, and any other kind or category of fees or payments which may be put into effect in the future.

(g) “Deferral” or “Deferrals” means, individually or collectively, amounts deferred under this Plan.

(h) “Disabled” means that a Nonemployee Director has ceased to provide services as such because he or she (i) has become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a separate accident or health plan. Such determination shall be made by the Committee in a manner consistent with the limitations of Code Section 409A.

(i) “Election to Defer Form” means a form completed by a Participant and filed with the Committee (or its designee) that indicates the amount of his or her Compensation that is or will be deferred under the Plan, the terms of which shall be deemed incorporated in the Plan by this reference.

(j) “Fair Market Value of Stock” shall mean: (i) if the Stock is traded in a market in which actual transactions are reported, the opening sales price as to which the Stock is reported to have been traded on the relevant date in all markets on which trading in the Stock is reported or, if there is no reported sale of the Stock on the relevant date, the mean of the highest reported bid price and lowest reported asked price for the Stock on the relevant date; (ii) if the Stock is publicly traded but only in markets in which there is no reporting of actual transactions, the mean of the highest reported bid price and the lowest asked price for the Stock on the relevant date; or (iii) if the Stock is not publicly traded, the value of a share of Stock as determined by the most recent valuation prepared by an independent expert at the request of the Committee.

(k) “Nonemployee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

(l) “Participant” means a Nonemployee Director of the Company who has an outstanding Deferral under the Plan.

(m) “Payment Election” means a form completed by a Participant and filed with the Committee that directs the distribution of his or her Deferrals in accordance with Article VII hereof, the terms of which shall be deemed incorporated in the Plan by this reference.

(n)  “Stock” means a share of common stock of the Company, $.01 par value per share.

(o) “Stock Unit” represents an obligation of the Company to issue a share of Stock to a Nonemployee Director in the future.

(p) “Subsidiary” means any corporation, partnership, joint venture, or other business entity in which a 50% or greater interest is, at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries.

(q) “Unforeseeable Emergency” means a severe financial hardship to the Participant or beneficiary resulting from a sudden and unexpected illness or accident of the Participant or beneficiary, loss of the Participant’s or beneficiary’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

Article 3. Administration

The Committee shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have the authority and power to construe and interpret the Plan, to adopt, amend, to revoke such rules and regulations for the administration of the Plan as it may deem desirable, and to require the use of a particular form or writing hereunder. Any decisions of the Committee shall be final and conclusive. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Committee in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

Notwithstanding the preceding paragraph, the Board of Directors of the Company shall be entitled to act in lieu of the Committee hereunder.

Without the requirement of further action, the Committee shall be deemed to have authorized any officer, appointed vice president, or employee of the Company to accept, execute and deliver on behalf of the Committee any Election to Defer Form or Payment Election and to provide for the distribution of any Account in accordance with the terms of any such election and the Plan.

Article 4. Participation

Each Nonemployee Director may participate in the Plan at their election.

Article 5. Deferral of Compensation

5.1 Deferral of Compensation. Each Nonemployee Director shall be entitled to defer all or any portion of his or her Compensation in accordance with this Article V.

5.2 Deferral Elections. Subject to Section 5.2(d), all Elections to Defer shall be irrevocable, shall be made on forms prescribed by the Committee, from time to time, and shall comply with the following requirements:

(a)	Any such election shall be in writing and shall specify a percentage or dollar amount of the Compensation to be deferred.

(b)
Any such election shall be made prior to the beginning of the calendar year in which such Compensation would otherwise be earned (except that newly elected or appointed Nonemployee Directors shall make such election within 30 days of their original election to the Board, and that Nonemployee Directors shall make such election within 30 days of the Effective Date of the Plan and only then with respect to Compensation earned subsequent to the election).

(c)	Any such election shall become effective upon its receipt and acceptance by the Committee.

(d)
Any such election shall continue in effect until a written election to revoke or change such election is received by the Company, except that a written election to revoke or change such election must be made prior to the beginning of the calendar year for which such election is to be effective.

(e)	Any Nonemployee Director who fails to timely execute and file an election with the Committee shall not be permitted to defer receipt of any portion of his or her Compensation for such calendar year.

(f)
The amount specified by a Participant in an election cannot reduce the Participant’s Compensation for a calendar year below the amount, if any, necessary to satisfy any applicable taxes and withholdings required by law, as determined by the Committee.

Article 6. Deferred Compensation Accounts

6.1 Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping account (an “Account”) and credit thereto Deferrals made by each Participant and the investment return thereon. Each Account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant. The establishment and maintenance of such Accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company.

6.2 Investment Return on Deferred Amounts. Deferrals shall be deemed to be invested as elected by each Participant from a choice of one or more investment alternatives designated by the Committee. Unless and until the Committee determines otherwise, Participants shall be allowed to elect to invest in: (a) Stock Units, or (b) the ABN AMRO Money Market Fund (or similar cash equivalent fund). Notwithstanding the foregoing, any such investment elections shall be notional only and shall not obligate the Company to acquire any asset or otherwise earmark any property.

If a Participant chooses to invest in Stock Units, the Participant will be credited with Stock Units equal to the amount of Compensation invested in Stock Units divided by the Fair Market Value of a share of Stock on the date of the investment. If a Participant chooses to invest in Stock Units, an amount equivalent to any dividend paid by the Company on Stock, whether paid in cash or in kind, shall be credited to the Participant’s Account. If a dividend is payable in cash, there shall be credited to the Participant’s Account additional Stock Units equal to (a) the cash dividend the Director would have received had he or she been the actual owner of shares of Stock equal to the number of Stock Units then credited to the Director’s account, divided by (b) the Fair Market Value of Stock on the dividend payment date.

6.3 Frequency of Investment Elections. With respect to prospective Deferrals, Participants shall be permitted to change their investment elections quarterly, except that the Committee may permit more frequent elections in its discretion. With respect to amounts that have been previously deferred and credited to a Participant’s Account, a Participant shall be permitted to invest such amounts in Stock Units once per calendar year or more frequently if allowed by the Committee. Unless otherwise provided by the Committee, Participants shall not be permitted to transfer funds out of Stock Units during the deferral period.

6.4 Voting Rights. A Nonemployee Director shall not be entitled to any voting or other stockholder rights as a result of the credit of Stock Units to the Director’s Account until certificates representing Shares of Stock are delivered to the Director (or his or her designated beneficiary or estate) hereunder.

Article 7. Distributions

7.1 Payment Elections. A Participant shall enter into an initial Payment Election when he or she first elects to defer Compensation hereunder, which election may form a part of his or her Election to Defer Form. Any such election shall:

(a)
Specify the time at which the amount credited to his or her Account shall be distributed, in accordance with the limitation set forth in Sections 7.3(c) hereof (unless the Committee permits short-term deferrals in accordance with Section 7.3(d) hereof); and

(b)	Specify the manner in which such amount shall be paid, which shall be in the form of a single sum or no more than ten substantially equal annual installment payments.

If a Participant fails to make a Payment Election when he or she first defers Compensation hereunder, such director shall be deemed to have elected to receive the balance credited to his or her Account in the form of a single sum as soon as practicable after service as a member of the Board of Directors ceases.

7.2 Method of Payment. To the extent a Participant’s Account is invested in Stock Units, the Company shall issue Stock upon payout. To the extent such Account is invested in an interest-bearing account (or other crediting rate, except Stock), the Company shall pay cash upon payout. The Company shall pay cash to the extent a fractional share would be owed a Participant upon payout.

7.3 Limitations on Distributions. Unless otherwise provided by legislation, the Internal Revenue Code, or regulations thereunder, Compensation deferred under the Plan may not be distributed earlier than:

(a)	Separation from service (as determined by the Secretary of the United States Treasury);

(b)           The date a Participant becomes Disabled;

(c)           Death;

(d)	A specified time (or pursuant to a fixed schedule), as specified in a Participant’s Payment Election made as of the date of the deferral of such Compensation;

(e)	To the extent provided by the Secretary of the United States Treasury, a Change in Control; or

(f)         The occurrence of an Unforeseeable Emergency.

Unless and until the Committee determines otherwise, it is the intent of this Plan that deferred amounts be distributed upon the events described in (a), (b), (c), (e), and (f) above. Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “Specified Employee” (as defined in Code Section 409A(a)(2)(B)(i) or any successor thereto) of the Company, no distribution pursuant to subparagraph (a) above may be made before six months after such Participant’s date of separation from service or, if earlier, the date of the Participant’s death.

7.4 Subsequent Payment Elections. A Participant shall be permitted to modify his or her initial Payment Election to delay the time of payment and/or to modify the manner of distribution; provided, however, that any such subsequent election shall comply with the following requirements:

(a)	Such election may not take effect until at least 12 months after the date on which the election is received and accepted by the Committee;

(b)
In the case of an election related to a distribution of Compensation not described in Section 7.3(b), 7(c), or 7(f), such subsequent Election must result in a delay of distribution for a period of not less than five years from the date such distribution would otherwise have been made;

(c)	Any such election related to a distribution pursuant to Section 7.2(a) shall not be made less than 12 months prior to the date of the first scheduled payment under such distribution; and

(d)	Only one subsequent election shall be permitted under this Plan.

7.5 Unforeseeable Emergency. The Board shall have the authority to alter the timing or manner of payment of deferred amounts in the event that a Participant establishes, to the satisfaction of the Board, the occurrence of an Unforeseeable Emergency. In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

The occurrence of an Unforeseeable Emergency shall be judged and determined by the Board. The Board’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the payment of Deferrals to the Participant shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

7.6 Disability.

(a)	Payment on account of a Participant’s Disability shall be made in the form of five approximately equal annual installments.

(b)	A distribution payable by reason of a Participant’s Disability shall commence to be paid as soon as practicable following the date the Participant’s Disability occurs.

7.7 Death. If a Participant dies before complete distribution of his or her Deferral(s) under the Plan has occurred, the Participant’s undistributed Deferrals shall commence to be distributed to his or her beneficiary in the form of five substantially equal annual installment payments as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

7.8 Small Benefits. Notwithstanding any provision of this Article VII to the contrary, if, at the time distributions hereunder commence, whether on account of cessation of service, Disability or death, the amount then credited to a Participant’s Account is less than $10,000, such amount shall be distributed in the form of a single sum payment.

7.9 No Acceleration of Distributions. Notwithstanding anything to the contrary herein, the Plan does not permit the acceleration of the time or schedule of any distribution under the Plan, except as provided by the Secretary of the United States Treasury.

Article 8. Change in Control

Upon the occurrence of a Change in Control, each Nonemployee Director shall automatically receive his or her Account in a single sum; provided, however, that such payment shall occur only if provided by and allowed for by the Secretary of the United States Treasury without triggering income tax to the Participant prior to actual receipt of deferred amounts under Internal Revenue Code Section 409A.

Article 9. Amendment

The Plan may be amended at any time and from time to time by the Board; provided, however, that (a) no amendment shall become effective without stockholder approval if such stockholder approval is required by law, rule, or regulation, and (b) no amendment shall materially and adversely affect any right of any Participant with respect to deferred amounts and earnings thereon without such Participant’s written consent. Notwithstanding the foregoing, the Committee shall possess the power and authority to amend a Payment Election, Election to Defer Form or otherwise modify the Plan or any other procedure, arrangement or form ancillary thereto, to the extent the Committee believes such amendment or modification is necessary to comply with applicable law or to ensure that the Plan and any amount deferred hereunder is deemed to be an unfunded deferred compensation arrangement within the meaning of the Code; Participant consent shall not be required with respect to any such amendment.

Article 10. Termination

This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially and/or adversely affect any of the rights or obligations of any Participant with respect to deferred amounts and earnings thereon without his or her written consent. Amounts then credited to a Participant’s Account shall be distributed at the time and manner provided in his or her Payment Election, which shall be subject to the provisions of Section 7.4 hereof.

Article 11. Voiding of Plan Provisions

The Plan is intended to comply with all provisions of Code Section 409A, and the rules and regulations promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred to be subject to income tax under the Code prior to the time such amount is paid to the Participant, such provision shall, without action by the Board or Committee, be deemed null and void as of the Effective Date.

Article 12. Miscellaneous Provisions

(a)
A Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant, including any community property or similar obligation.

(b)
Stock shall not be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

(c)        The expenses of the Plan shall be borne by the Company.

(d)
The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the issuance of Shares hereunder.

(e)	The provisions of this Plan shall be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to the conflicts of law provisions thereof.

(f)
Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

                   This Nonemployee Director Deferred Compensation Plan was adopted by the Board of Directors of Isle of Capri Casinos, Inc. on January 11, 2005, to be effective as of the date first set forth above.

                                                                                    ISLE OF CAPRI CASINOS, INC.

By: /s/ Timothy M. Hinkley

Its: President and Chief Operating Officer